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                                                                     EXHIBIT 6.3

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                     BETWEEN

                             SENTIGEN HOLDING CORP.

                                       AND

                                SENTISEARCH, INC.

                          DATED AS OF OCTOBER 10, 2006

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                      SEPARATION AND DISTRIBUTION AGREEMENT

      This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of October 10, 2006 (this "Agreement"), is made between Sentigen Holding Corp., a Delaware corporation ("Parent"), and SentiSearch, Inc., a Delaware corporation and as of the date hereof, a wholly-owned subsidiary of Parent ("SentiSearch"). Certain capitalized terms used in this Agreement are defined in Section 1.1.

                              W I T N E S S E T H:

      WHEREAS, Parent is a party to an Agreement and Plan of Merger, dated August 31, 2006 (the "Merger Agreement"), with Invitrogen Corporation ("Invitrogen") and Arctic Fox Acquisition Corporation, a wholly-owned subsidiary of Invitrogen ("Merger Sub");

      WHEREAS, pursuant to the terms of the Merger Agreement, Parent will merge with and into Merger Sub and following the merger will be the surviving corporation and a wholly-owned subsidiary of Invitrogen (the "Merger");

      WHEREAS, Invitrogen does not desire to acquire the Olfaction Assets (as hereinafter defined) and the board of directors of Parent has determined that it is appropriate and desirable for Parent to separate the Olfaction Assets from Parent prior to the consummation of the Merger;

      WHEREAS, in connection with the separation of the Olfaction Assets from Parent, (a) Parent desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to SentiSearch the Olfaction Assets and the Olfaction Liabilities (as hereinafter defined) (the "Contribution");

      WHEREAS, after the Contribution and prior to the Merger, Parent intends to divest all of its ownership interest in SentiSearch through a distribution of outstanding shares of SentiSearch Common Stock to the holders of common stock of Parent, without any consideration being paid by Parent's stockholders, pursuant to the terms and subject to the conditions of this Agreement (the "Distribution");

      WHEREAS, Parent intends to file with the SEC an Information Statement on
Schedule 14C in connection with the Distribution and, thereafter, SentiSearch intends to file a registration statement on Form 10-SB pursuant to the Exchange Act in connection with the Distribution (the "Form 10");

      WHEREAS, in connection with the Distribution, Parent will contribute to the capital of SentiSearch $250,000 (the "Capital Contribution"); and

      WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Distribution and certain other agreements.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

      1.1   CERTAIN DEFINITIONS.

      For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

      "Action" means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

      "Affiliate" (and, with a correlative meaning, "affiliated") means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

      "Assets" means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Proprietary Rights" shall have the meaning set forth in the Merger Agreement.

      "Consent" means any consent, waiver or approval from, or notification requirement to, any third parties.

      "Contribution Agreement" means the Contribution Agreement, dated the date hereof, by and between Parent and SentiSearch, pursuant to which Parent and its Subsidiaries and SentiSearch shall effect the Contribution.

      "Copyrights" shall mean all copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties.

      "Distribution Agent" has the meaning set forth in Section 4.2(a).

      "Distribution Date" has the meaning set forth in Section 3.1.

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      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

      "Excluded Assets" has the meaning set forth in Section 2.2(b).

      "Excluded Liabilities" has the meaning set forth in Section 2.3(b).

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Approvals" means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Entity.

      "Governmental Entity" means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign.

      "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

      "Issued Patents" shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Entity, including without limitation utility models and design patents.

      "Law" means any statute, law (including common law), constitution, treaty, ordinance, code, Order, rule, regulation and any other binding requirement or determination of any Governmental Entity.

      "Liabilities" means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

      "License Assignment" means the letter agreement pursuant to which The Trustees of Columbia University of the City of New York have consented to the assignment of the Olfaction License from Sentigen Biosciences, Inc. to SentiSearch.

      "Non-Olfaction Business" shall have the meaning set forth in the Merger Agreement.

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      "Olfaction Assets" has the meaning set forth in Section 2.2(a).

      "Olfaction Liabilities" has the meaning set forth in Section 2.3(a).

      "Olfaction License" means the Exclusive License Agreement, dated April 10, 2000, between The Trustees of Columbia University of the New York and Sentigen Biosciences, Inc. (formerly known as Sentigen Corp.).

      "Olfaction Patent Applications" has the meaning set forth in Section 2.2(a)(i)

      "Parent Common Stock" means common stock, $.01 par value per share, of Parent.

      "Patents" shall mean the Issued Patents and the Patent Applications.

      "Patent Applications" shall mean all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

      "Patent Assignment" means the Assignment, dated the date hereof, between Parent and SentiSearch.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      "Proprietary Rights" shall mean any and all of the foregoing in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets,
(vii) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

      "Record Date" means the close of business on the date determined by Parent's board of directors as the record date for determining the stockholders of Parent entitled to receive SentiSearch Common Stock pursuant to the Distribution.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

      "SentiSearch Balance Sheet" means audited balance sheet of SentiSearch as of October 11, 2006.

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      "SentiSearch Common Stock" means the common stock, $.0001 par value per share, of SentiSearch.

      "Subsidiary" of a particular Person means another Person where the first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other voting interests in such other Person that is sufficient to enable such first Person to elect at least a majority of the members of such other Person's Board of Directors or comparable governing body, or (b) if there are no such voting interests, at least 50% of the outstanding equity interests issued by such other Person; provided, however, for purposes of this Agreement SentiSearch shall not be a Subsidiary of Parent.

      "Trade Secrets" shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

      "Trademarks" shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names,
(b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names,
(c) trademarks, service marks, marks, logos, insignias, designs, other symbols, trade names and fictitious business names for which registrations has been obtained and (d) all goodwill associated with each of the foregoing.

      "Transaction Documents" means, the Patent Assignment, the License Assignment, the Contribution Agreement and the Transfer Documents.

      "Transfer Documents" has the meaning set forth in Section 2.5.

                                   ARTICLE II

                                THE CONTRIBUTION

      2.1   TRANSFER OF OLFACTION ASSETS; ASSUMPTION OF OLFACTION LIABILITIES.

            (a) The Contribution shall be effected in accordance with the terms and conditions of this Agreement and the other Transaction Documents. On or before the Distribution Date:

                  (i) Parent shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to SentiSearch and SentiSearch shall accept from Parent and its applicable Subsidiaries, all of Parent's and such Subsidiaries' respective rights, titles and interests in and to all Olfaction Assets with such contributions, assignments, transfers

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and conveyances being subject to the terms and conditions of this Agreement and any applicable Transaction Documents; and

                  (ii) SentiSearch shall accept, assume and agree, to perform, discharge and fulfill all the Olfaction Liabilities; provided, however, that SentiSearch shall not assume any Olfaction Liabilities in excess of the maximum amount of such liabilities that can be hereby incurred without rendering such acceptance and assumption, as it relates to SentiSearch, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. SentiSearch shall be responsible for all Olfaction Liabilities assumed by it, regardless of when or where such Olfaction Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the effective date of their transfer, regardless of where or against whom such Olfaction Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from, or alleged to arise from, negligence, recklessness, violation of Law, fraud or misrepresentation by Parent or it Subsidiaries, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. Such assumption of Olfaction Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transaction Documents.

            (b) If at any time or from time to time whether prior to or after the date hereof, any party hereto shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

      2.2   OLFACTION ASSETS.

            (a) Subject to Section 2.2(b), for purposes of this Agreement, "Olfaction Assets" shall mean:

                  (i) the 204 Series (A) Title: Nucleic acids and proteins of insect or 83b odorant receptor genes and uses thereof (B) Inventors: Kevin Lee; Thuy-Ai Nguyen; Brian Kloss, consisting of the following patent applications:
(i) United States: (a) Provisional Application No. 60/312,319 was filed on August 14, 2001, Expired; (b) Application Serial No. 10/486,781 was filed on August 6, 2004 and is Pending, (ii) Australia: Application No. 2002332534 was filed on August 14, 2002 and is Pending, (iii) Brazil: Application No. PI 0212523-4 was filed on August 14, 2002 and is Pending; (iv) Canada: Application No. 2,457,226 was filed on August 14, 2002 and is Pending, (v) European Patent
Convention: Application No. 02 794 893 was filed on August 14, 2002 and is Pending, (vi) Israel: Application No. 160 396 was filed on August 14, 2002 and is Pending, (vii) Japan: Application No. 2003-521786 was filed on August 14, 2002 and is Pending, (viii) Mexico: Application No. PA/a/2004/001460 was filed on August 14, 2002 and is Pending, (ix) Patent Cooperation Treaty: Application No. PCT/US2002/028315 was filed on August 14, 2002 and is Expired (collectively the "Olfaction Patent Applications"),

                  (ii) all substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions of the Olfaction Patent Applications,

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                  (iii) all published and all unpublished non-provisional and provisional patent applications in any jurisdiction that claim inventions described in any patent applications described in Section 2.2(a)(i) or (ii) to the extent Parent, SentiSearch or any successor of SentiSearch has rights to such patent applications described in this Section 2.2(a)(iii);

                  (iv) all patents that issue from any of the patent applications described in Sections 2.2(a)(i), (ii) or (iii) in any jurisdiction, including reissued and reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof any patents that issue from such,

                  (v) all Proprietary Rights licensed under the Olfaction License; and

                  (vi) all other Proprietary Rights as are being assigned by the Parent to SentiSearch pursuant to the Contribution Agreement.

Notwithstanding the foregoing, the Olfaction Assets shall not be deemed to include any inventions made by SentiSearch or its successor after the effective date of the Merger that are claimed in a patent or patent application that does not claim priority to any patent application specified in Section 2.2(a)(i).

            (b) Notwithstanding the foregoing, the Olfaction Assets shall not in any event include the Excluded Assets. For purposes of this Agreement, "Excluded Assets" shall mean the assets of Parent being acquired by Invitrogen through the Merger.

      2.3   OLFACTION LIABILITIES.

            (a) Subject to Section 2.3(b), for purposes of this Agreement, "Olfaction Liabilities" shall mean (without duplication):

                  (i) the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly provided by this Agreement or any Transaction Document as Liabilities to be assumed by SentiSearch, and all agreements, obligations and Liabilities of SentiSearch under this Agreement or any of the Transaction Documents;

                  (ii) all Liabilities reflected as liabilities or obligations of SentiSearch in the SentiSearch Balance Sheet; and

                  (iii) all Liabilities related to any and all other Actions initiated on or after the Distribution Date that arise out of or relate in any material respect to the ownership or use of the Olfaction Assets, in any such case whether such Action arises before, on or after the Distribution Date, including any such Action in which Parent , or any of its Affiliates, is named as a defendant or party subject to any claim or investigation.

            (b) Notwithstanding the foregoing, the Olfaction Liabilities shall not in any event include the Excluded Liabilities. For purposes of this Agreement, "Excluded Liabilities" shall mean (without duplication):

                  (i) any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by Parent, and

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all agreements and obligations of Parent under this Agreement or any of the
Transaction Documents; and

                  (ii) any and all Liabilities of Parent relating solely to, arising solely out of, or resulting solely from, any Excluded Assets.

      2.4   GOVERNMENTAL APPROVALS AND CONSENTS

            (a) To the extent that the Contribution requires any Governmental Approvals or Consents, the parties will use commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither Parent nor SentiSearch shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.

            (b) If any contribution, transfer or assignment of any Olfaction Asset intended to be contributed, transferred or assigned hereunder or any assumption of any Olfaction Liability intended to be assumed by SentiSearch hereunder is not consummated on or prior to the Distribution Date for any reason, then, insofar as reasonably possible, (i) Parent shall and shall cause any of its Subsidiaries, as the case may be, to hold such Olfaction Asset for the use and benefit of SentiSearch entitled thereto and (ii) SentiSearch shall, or shall cause SentiSearch to, pay or reimburse Parent for all amounts paid or incurred in connection with such Olfaction Liability. In addition, Parent shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Olfaction Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by SentiSearch in order to place SentiSearch in the same position as if such Olfaction Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Olfaction Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Olfaction Asset, is to inure from and after the effective date of such transfer to SentiSearch.

      2.5   TRANSFERS OF ASSETS AND ASSUMPTION OF LIABILITIES.

         In furtherance of the contribution, assignment, transfer and conveyance of the Olfaction Assets and the assumption of Olfaction Liabilities, on or before the Distribution Date, (a) Parent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such stock powers, bills of sale, certificates of title, assignments of contracts, patent assignments, contribution agreements and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, transfer, conveyance and assignment of all of Parent's and its Subsidiaries' right, title and interest in and to the Olfaction Assets to SentiSearch, and (b) SentiSearch shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Olfaction Liabilities by SentiSearch. All of the foregoing documents contemplated by this Section 2.5 shall be referred to collectively herein as the "Transfer Documents."

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      2.6   DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

      EACH OF PARENT AND SENTISEARCH UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN "AS IS," "WHERE IS" BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

                                  ARTICLE III

                 CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

      3.1   TIME AND PLACE OF DISTRIBUTION.

      Subject to the terms and conditions of this Agreement, the Distribution shall be consummated at such place and at such time as Parent designates (the day on which the Distribution takes place being the "Distribution Date").

      3.2   PRE-DISTRIBUTION TRANSACTIONS.

            (a) On or prior to the Distribution Date, the Contribution shall be effected in accordance with this Agreement.

            (b) On or prior to the Distribution Date, the appropriate parties shall enter into, and (as necessary) shall cause their respective Subsidiaries to enter into, the Transaction Documents.

            (c) On or prior to the Distribution Date, Parent shall consummate the Capital Contribution.

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            (d) On or prior to the Distribution Date the Form 10 shall have been declared effective by the SEC.

                                   ARTICLE IV

                                THE DISTRIBUTION

      4.1   SOLE DISCRETION OF PARENT.

      Parent shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Parent may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.

      4.2   THE DISTRIBUTION.

            (a) SentiSearch shall cooperate with Parent to accomplish the Distribution and shall, at Parent's direction, promptly take any and all commercially reasonable actions to effect the Distribution. SentiSearch and Parent, as the case may be, will provide to the distribution or exchange agent to be appointed by SentiSearch (the "Distribution Agent"), all share certificates and any information required in order to complete the Distribution.

            (b) Subject to Sections 4.1 and 4.4, each holder of Parent Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution one share of SentiSearch Common Stock for every one share of Parent Common Stock held by such stockholder. No action will be necessary for any stockholder of Parent to receive SentiSearch Common Stock in the Distribution. SentiSearch will issue to Parent the number of shares of SentiSearch Common Stock required so that the total number of shares of SentiSearch Common Stock held by Parent immediately prior to the Distribution is equal to the total number of shares of SentiSearch Common Stock distributable in the Distribution. Subject to Sections 4.1 and 4.4 on or prior to the Distribution Date, Parent will deliver to the Distribution Agent for the benefit of holders of Parent Common Stock on the Record Date, stock certificates, endorsed by Parent in blank, representing all of the outstanding shares of Parent Common Stock then owned by Parent. Parent will cause the transfer agent for the Parent Common Stock to credit the appropriate number of such shares of SentiSearch Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Parent Common Stock. For stockholders of Parent who own Parent Common Stock through a broker or other nominee, their shares of SentiSearch Common Stock will be credited to their respective accounts by such broker or nominee. The Distribution shall be effective at 11:59 p.m. New York Time on the Distribution Date.

      4.3   ACTIONS IN CONNECTION WITH THE DISTRIBUTION.

            (a) SentiSearch shall file such amendments and supplements to the Form 10 as Parent may reasonably request, and such amendments as may be necessary in order to cause

                                       10
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the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the SEC or federal, state or foreign securities Laws. SentiSearch shall mail to the holders of Parent Common Stock, at such time on or prior to the Distribution Date as Parent shall determine, the information statement included in the Form 10, as well as any other information concerning SentiSearch, its business, operations and management, the Contribution, the Distribution and such other matters as Parent shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from Parent, to the extent requested, SentiSearch shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that Parent determines is necessary or desirable to effectuate the Distribution, and Parent and SentiSearch shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

            (b) Promptly after receiving a request from Parent, SentiSearch shall take all such actions as may be necessary or appropriate under the state securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

            (c) SentiSearch shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.4 to be satisfied and to effect the Distribution, or any portion thereof, on the Distribution Date.

      4.4   CONDITIONS TO DISTRIBUTION.

      Subject to Section 4.1, the following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or Parent's board of directors to waive or not waive any such condition.

            (a) The Form 10 shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and the information statement shall have been mailed to the holders of Parent Common Stock.

            (b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 4.3(b) shall have been taken and, where applicable, have become effective or been accepted.

            (c) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

            (d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

                                       11
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            (e) Parent's board of directors shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.

            (f) Parent's board of directors shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware.

                                   ARTICLE V

                                   COVENANTS

      5.1   AGREEMENT FOR EXCHANGE OF INFORMATION.

      Each of Parent and SentiSearch, agree to provide, or cause to be provided, to the other party, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Entity having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

      5.2   PRIVILEGE.

      The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a "Privilege"). Following the Distribution Date, neither SentiSearch nor Parent or its Subsidiaries will be required to provide any information pursuant to this
Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.

      5.3   COVENANT NOT TO SUE.

            (a) SentiSearch covenants that it will not, and it will cause its Affiliates to not, assert any claims or rights by commencing, or causing to be commenced, any action or proceeding against Invitrogen or any of its Affiliates that alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Invitrogen or its Affiliates under any Olfaction IP based on any conduct of the Non-Olfaction Business in a manner identical to that conducted by Parent prior to the Merger (excluding the application or usage of any Company Proprietary Rights on any olfactory receptor or receptors). This Section

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5.3 shall be binding on all successors in interest to, all transferees or assignees of and any exclusive licensee of any Olfaction IP, and SentiSearch shall inform all such successors in interest, transferees, assignees or licensees of the covenant in this Section 5.3.

            (b) The parties acknowledge and agree that Invitrogen and its Affiliates are intended to be a third party beneficiaries of the covenant in this Section 5.3 and shall have all rights provided to Parent hereby, including the right to enforce the provisions of this Section 5.3.

                                   ARTICLE VI

                                OTHER AGREEMENTS

      6.1   FURTHER ASSURANCES.

            (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

            (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Distribution Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Olfaction Assets and the assignment and assumption of the Olfaction Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any liens or other encumbrances, if and to the extent it is practicable to do so.

      6.2   CONFIDENTIALITY.

            (a) From and after the Distribution, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, Parent shall not, and shall cause its Subsidiaries and all of such parties' respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, "Representatives"), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than

                                       13
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Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to Parent) or use or otherwise exploit for its own benefit or for the benefit of any third party, any SentiSearch Confidential Information. If any disclosures are made by Parent to its Representatives in connection with such Representatives providing services to Parent under this Agreement or any Transaction Document, then the SentiSearch Confidential Information so disclosed shall be used only as required to perform the services. Parent shall, and shall cause its Subsidiaries to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the SentiSearch Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the Olfaction Assets and SentiSearch's business currently or formerly conducted, or proposed to be conducted, by SentiSearch furnished to or in possession of Parent, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of Parent or its Subsidiaries that contain or otherwise reflect such information, material or documents is referred to herein as "SentiSearch Confidential Information." "SentiSearch Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Parent, its Subsidiaries or any of their Representatives not otherwise permissible hereunder, (ii) Parent can demonstrate was or became available to Parent from a source other than SentiSearch or its Affiliates or (iii) is developed independently by Parent without reference to the SentiSearch Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Parent to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SentiSearch with respect to such information.

            (b) From and after the Distribution, subject to Section 6.2(c) and except as contemplated by this Agreement or any Transaction Document, SentiSearch shall not, and shall cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to SentiSearch), or use or otherwise exploit for its own benefit or for the benefit of any third party, any Parent Confidential Information. If any disclosures are made SentiSearch to its Representatives in connection with such Representatives providing services to SentiSearch under this Agreement or any Transaction Document, then the Parent Confidential Information so disclosed shall be used only as required to perform the services. SentiSearch shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Parent Confidential Information by any of its Representatives as it currently use for its own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Parent or its Subsidiaries furnished to or in possession of SentiSearch, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of SentiSearch that contain or otherwise reflect such information, material or documents is referred to herein as "Parent Confidential Information." "Parent Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Parent or its Subsidiaries or any of their Representatives not otherwise permissible hereunder, (ii) Parent can demonstrate was or became available to SentiSearch from a source other than Parent or its Affiliates or (iii) is developed independently by SentiSearch without reference to the Parent Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by SentiSearch to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent or any of its Subsidiaries with respect to such information.

            (c) If any member of the Parent, its Subsidiaries or their respective Representatives, on the one hand, or SentiSearch or its Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law to disclose or provide any SentiSearch Confidential Information or Parent Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the entity or person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party's expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any SentiSearch Confidential Information or Public Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Entity.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1   CORPORATE POWER; FIDUCIARY DUTY.

      Each of Parent and SentiSearch represents as follows:

                  (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                  (ii) this Agreement has been duly executed and delivered by each such Person and each Transaction Document to which such Person is a party has been, or will be on or prior to the Distribution Date, duly executed and delivered by it, and upon execution and delivery, this Agreement and the other Transaction Documents will constitute a valid and binding agreement of such Person enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

      7.2   GOVERNING LAW.

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

         This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

      7.3   NOTICES.

      All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

      If to Parent, to:

                 Sentigen Holding Corp.
                 445 Marshall Street
                 Phillipsburg, New Jersey 08865
                 Attn: Chief Executive Officer
                 Facsimile: (908) 454-4792

      If to SentiSearch, to:

                 SentiSearch, Inc.
                 1329 Plaza Pacifica
                 Santa Barbara, California  93108
                 Attn: Chief Executive Officer
                 Facsimile: (805) 969-4968

      7.4   SEVERABILITY.

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

      7.5   ENTIRE AGREEMENT.

      Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedule hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

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

      7.6   ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES.

      This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      7.7   AMENDMENT.

      No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

      7.8   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

      7.9   TERMINATION.

      This Agreement may be terminated at any time prior to the Distribution Date by and in the sole discretion of Parent without the approval of SentiSearch in which case neither party will have any liability of any kind to the other party. The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by Parent if at any time prior to the Distribution Parent determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of Parent or its stockholders.

                            [Signature Page Follows]

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


      IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed to be effective on the date first written above by their respective duly authorized officers.

                                    SENTIGEN HOLDING CORP.

                                    By:     /s/ Thomas Livelli
                                        ----------------------------------------
                                    Name: Thomas Livelli
                                    Title: President and Chief Executive Officer

                                    SENTISEARCH, INC.

                                    By:    /s/ Joseph K. Pagano
                                        ----------------------------------------
                                    Name: Joseph K. Pagano
                                    Title: Chief Executive Officer

Distribution Agreement

                               Schedule 2.3(a)(i)

                                      None.

Distribution Agreement